PRESS RELEASE

For information on the PIMCO Closed-End Funds:

Financial Advisors: (800) 628-1237

Shareholders: (844) 337-4626 or (844) 33-PIMCO

PIMCO Media Relations: (212) 597-1054

PIMCO Energy and Tactical Credit Opportunities Fund to

Change Name and Investment Strategy

The Fund will be renamed PIMCO Dynamic Income Strategy Fund (new ticker: PDX) and will make investment objective and guideline changes as well as additions to its portfolio management team line-up to reflect its increased focus on multi-sector credit

New York, NY – September 22, 2023 – PIMCO Energy and Tactical Credit Opportunities Fund (NYSE: NRGX) (the “Fund”) announced that it will change its name, ticker symbol, investment objectives and guidelines, and portfolio manager lineup, as further described below. Pacific Investment Management Company LLC (“PIMCO”), the investment manager of the Fund, expects that the changes will reduce the Fund’s focus on investments linked to the energy sector in favor of a primarily income-oriented objective and broader, multi-sector credit mandate, which PIMCO believes has the potential to strengthen secondary market demand for the Fund’s common shares.

The Fund will be renamed “PIMCO Dynamic Income Strategy Fund” and its New York Stock Exchange ticker symbol will be “PDX”. The Fund’s new investment objectives will be to seek current income as a primary objective and capital appreciation as a secondary objective. The Fund will also rescind its policy to invest, under normal circumstances, at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in investments linked to the energy sector. The Fund will, however, continue to invest at least 25% of its total assets in the energy industry.

In addition, the following individuals will be added to the Fund’s portfolio management team: Dan Ivascyn, Managing Director and Group Chief Investment Officer, Alfred Murata, Managing Director, and Giang Bui, Executive Vice President. Messrs. Murata and Ivascyn and Ms. Bui have an aggregate 79 years of investment experience.

In accordance with Rule 35d-1 under the Investment Company Act of 1940, as amended, the Fund will provide shareholders with 60 days’ written notice of the rescission of the Fund’s non-fundamental 80% policy. All of the changes described above will be effective on November 21, 2023 (the “Effective Date”).

The Fund and PIMCO have also agreed, effective on December 1, 2023, to reduce the Fund’s annual management fee rate from 1.35% to 1.25% of the Fund’s average daily total managed assets.

For a summary of the Fund’s revised investment objectives and principal investment strategies, please refer to the Form 8-K filed by the Fund on September 22, 2023, which is available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov.

For more information about the Fund, please see the Fund’s website.

About PIMCO

PIMCO was founded in 1971 in Newport Beach, California and is one of the world’s premier fixed income investment managers. Today we have offices across the globe and 3,000+ professionals united by a single purpose: creating opportunities for investors in every environment. PIMCO is owned by Allianz S.E., a leading global diversified financial services provider.

Closed-end funds, unlike open-end funds, are not continuously offered. After the initial public offering, shares are sold on the open market through a stock exchange. As with any stock, the price of a closed-end fund’s common shares will fluctuate with market conditions and other factors. The price received when shares are sold may be more or less than the original investment. Shares of closed-end funds may trade at a premium to their net asset value. Shares of closed-end funds frequently trade at a discount from their net asset value. Whether a closed-end fund’s (including the Fund’s) common shares trade at a premium or a discount, and the extent of such premium or discount, is a result of a variety of factors and cannot be predicted.

Closed-end funds may be leveraged and carry various risks depending upon the underlying assets owned by a fund. Investment policies, management fees and other matters of interest to investors may be found in each closed-end fund annual and semi-annual report.

Except for the historical information and discussions contained herein, statements contained in this news release constitute forward-looking statements. These statements may involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of PIMCO’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. Readers should carefully consider such factors. Further, such forward-looking statements speak only on the date at which such statements are made. PIMCO undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statement.

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